Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the common shares of beneficial interest, $0.01 par value per share, of Diversified Healthcare Trust, a Maryland real estate investment trust. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: June 30, 2023

H/2 SPECIAL OPPORTUNITIES IV L.P.

	By:	/s/ Spencer B. Haber
Name: Spencer B. Haber
Title: Authorized Signatory

/s/ Spencer B. Haber
Spencer B. Haber